SA FUNDS – INVESTMENT TRUST

AMENDMENT TO THE
INVESTMENT ADVISORY AND ADMINISTRATIVE SERVICES AGREEMENT

WHEREAS, the SA Funds – Investment Trust, a Delaware statutory trust (the “Trust”) and LWI Financial Inc., a Delaware corporation (the “Adviser”), entered into an Investment Advisory and Administrative Services Agreement (the “Agreement”) as of January 23, 2009, as amended; and

WHEREAS, the Trust and the Adviser mutually desire to amend the first paragraph on page 1 of the Agreement to expressly contemplate each Fund having one or more classes of Shares;

NOW THEREFORE, the parties hereto, intending to be legally bound hereby, mutually agree that the following amended first paragraph on page 1 of the Agreement:

INVESTMENT ADVISORY AND ADMINISTRATIVE SERVICES AGREEMENT made as of the 23 day of January, 2009, by and between SA Funds — Investment Trust, a Delaware statutory trust (the "Trust"), on behalf of each series of the Trust listed on Appendix A hereto, as may be amended from time to time (each a "Fund" and collectively the "Funds") and each class of shares of each such Fund, and LWI Financial Inc., a Delaware corporation (the "Manager").

is granted full force and effect as of December 28, 2016.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be duly executed by their duly authorized officers as of February 23, 2017.

SA Funds – Investment Trust		LWI Financial Inc.

By:	/s/ Deborah Djeu	By:	/s/ Chris Stanley
Name: Deborah Djeu		Name: Chris Stanley
Title: VP, CCO		Title: VP, General Counsel